Exhibit 99.1

FTD Companies, Inc. Announces First Quarter 2015 Financial Results

Company Reports First Quarter 2015 Consolidated Revenues of $367.8 million

Company Reports First Quarter 2015 Net Income of $2.0 million, Adjusted Net Income of
$16.6 million and Adjusted EBITDA of $33.2 million

Company Reaffirms 2015 Annual Guidance

DOWNERS GROVE, Ill. — May 7, 2015 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the first quarter ended March 31, 2015.

“Our first quarter financial performance exceeded our expectations and reflects the inclusion of Provide Commerce’s results,” said FTD President and Chief Executive Officer, Robert S. Apatoff. “We continue to make solid progress with our integration efforts, and we remain confident in the strategic benefits of the acquisition and the resulting significant revenue opportunities and cost synergies. We are committed to enhancing shareholder value as we execute our strategic plans.”

First Quarter Results

Consolidated revenues were $367.8 million for the first quarter of 2015 compared to $189.9 million in the first quarter of 2014. The increase in consolidated revenues was largely due to the addition of the Provide Commerce segment, which the Company acquired on December 31, 2014, as well as an increase in Consumer segment revenues, partially offset by lower revenues in the International and Florist segments for the quarter. Changes in foreign currency exchange rates also negatively impacted 2015 first quarter revenues by $5.3 million. Overall, consolidated revenues were negatively impacted in the first quarter of 2015 compared to the prior year’s quarter as a result of the Saturday timing of the Valentine’s Day holiday in 2015.

Net income was $2.0 million for the first quarter of 2015 compared to $9.6 million for the first quarter of 2014. This reduction in net income was primarily driven by the incremental amortization expense related to the acquisition of Provide Commerce. Adjusted Net Income for the first quarter of 2015 was $16.6 million compared to $14.0 million for the same period of the prior year. The increase in Adjusted Net Income was largely due to the addition of the Provide Commerce segment. Adjusted Net Income excludes the after-tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges, and restructuring and other exit costs.

Adjusted EBITDA was $33.2 million, or 9.0% of consolidated revenues, for the first quarter of 2015 compared to $25.2 million, or 13.3% of consolidated revenues, for the first quarter of 2014. Adjusted EBITDA for the first quarter of 2015 includes a contribution of $8.9 million from the Provide Commerce segment. Note that as a result of the Company’s increased size after the acquisition of Provide Commerce, certain incremental corporate costs were incurred in the first quarter of 2015 and are not allocated to the segments. Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Segment Results

As a result of the acquisition of Provide Commerce, the Company’s operating and reportable segments changed to include a fourth segment, Provide Commerce. Accordingly, the Company’s reportable segments now consist of Consumer, Florist, International, and Provide Commerce. The Provide Commerce results of operations for the quarter ended March 31, 2014 set forth below were derived from the pre-acquisition results of operations of Provide Commerce, as the Company’s acquisition of Provide Commerce was not completed until December 31, 2014. These pre-acquisition results of operations for Provide Commerce have been included for informational purposes only and do not purport to be indicative of the results of future operations of the Provide Commerce segment or the results that would have actually been attained had the acquisition been completed on January 1, 2014.

Consumer Segment: Consumer segment revenues for the first quarter of 2015 increased 0.5% to $88.1 million compared to $87.6 million in the first quarter of 2014. This increase was driven by a $2.31, or 3.3%, increase in average order value to $71.39, partially offset by a 2.6% decline in consumer order volume. Consumer order volume was negatively impacted by the Saturday timing of the Valentine’s Day holiday, offset in part by growth in order volume outside of the holiday period. Segment operating income was $7.5 million in the first quarter of 2015 compared to $8.1 million in the prior year period.

Florist Segment: Florist segment revenues for the first quarter of 2015 were $46.0 million compared to $46.1 million in the first quarter of 2014. This decrease was due to a decline in services revenues of $0.2 million, partially offset by a $0.1 million increase in products revenues. Segment operating income increased $1.0 million, or 7.4%, to $14.1 million in the first quarter of 2015 compared to $13.2 million in the prior year period. Operating income for the Florist segment is the highest the Company has experienced in the first quarter since 2008. Average revenues per member increased 7.2% to $3,619 for the first quarter of 2015, compared to $3,377 in the prior year period.

International Segment: International segment revenues for the first quarter of 2015 were $55.3 million compared to $61.0 million in the first quarter of 2014, representing a 0.8% decrease in constant currency. Segment operating income was $8.0 million for the first quarter of 2015, consistent with the prior year period. Consumer orders in the International segment decreased by 3.7%, primarily related to declines in the Valentine’s Day and U.K. Mother’s Day holiday periods, offset in part by growth in order volume outside of the holiday period. Average order value was $51.08 in the first quarter of 2015, representing growth of 0.9% in constant currency compared to the prior year period.

Provide Commerce Segment: Provide Commerce segment revenues for the first quarter of 2015 were $183.2 million, compared to $192.1 million in the first quarter of 2014. This decrease was primarily driven by a 5.9% decrease in consumer order volume, partially offset by a $0.70, or 1.4%, increase in average order value to $50.77. Revenue declines in the ProFlowers business were only partially offset by growth in the Gourmet Foods and Personal Creations businesses. Segment operating income was $8.9 million for the first quarter of 2015 compared to $10.4 million for the prior year period.

Balance Sheet and Cash Flow Highlights

Cash flows from operating activities increased $6.4 million to $21.9 million for the three months ended March 31, 2015 compared to $15.5 million for the prior year period. Under the Company’s existing stock repurchase program, the Company has repurchased approximately 673,000 shares to date for an aggregate cost of $20 million. Of this total, approximately 331,000 shares were repurchased during the three months ended March 31, 2015 for an aggregate cost of $10 million. Cash and cash equivalents decreased $19.2 million to $76.4 million as of March 31, 2015 compared to $95.6 million as of December 31, 2014. Debt outstanding as of March 31, 2015 was $315.0 million compared to $340.0 million as of December 31, 2014.

For the three months ended March 31, 2015, the Company generated Free Cash Flow of $21.5 million compared to $14.3 million for the prior year period. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Business Outlook

For the full year 2015, the Company reiterated its outlook. The Company continues to expect the following:

•                  Consolidated revenues to be flat to down modestly, compared to pro forma revenues of $1,270 million for 2014

•                  Consolidated Adjusted EBITDA margins of approximately 9%

•                  Capital expenditures of approximately $25 million

•                  Amortization of intangible assets of approximately $60 million, stock-based compensation expenses of approximately $11 million, and transaction-related costs between $5 and $10 million primarily related to the integration of Provide Commerce

Conference Call

The Company will be hosting a conference call today, May 7, 2015, at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 877-407-4018 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through May 21, 2015.  Participants can dial 877-870-5176 to hear the playback. The passcode is 13607679.

About FTD Companies, Inc.

FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts and related products to consumers primarily in the United States, Canada, the United Kingdom and the Republic of Ireland. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man® logo, which is displayed in nearly

40,000 floral shops in approximately 150 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari’s Berries®, Personal Creations®, Cherry Moon Farms®, Flying Flowers, Flowers Direct, Drake Algar, SincerelyTM and Gifts.comTM. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s strategies and future financial performance; statements regarding expected synergies and benefits of the Company’s acquisition of Provide Commerce, Inc.; expectations about future business plans, prospective performance and opportunities, including potential acquisitions; revenues; segment metrics; operating expenses; market trends, including those in the markets in which the Company competes; liquidity; cash flows and uses of cash; dividends; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; the Company’s ability to repay indebtedness and invest in initiatives; the Company’s products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s Annual Report for the year ended December 31, 2014 and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.

Definitions

(1) Segment operating income. The Company’s chief operating decision maker uses segment operating income to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges or gains, transaction-related costs, and restructuring and other exit costs. Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income (expense). Please refer to the tables in this press release for a reconciliation of segment operating income to net income.

(2) Consumer orders. The Company monitors the number of consumer orders for floral, specialty food, gift, and related products during a given period. Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from its www.ftd.com, www.proflowers.com, www.berries.com, www.personalcreations.com websites, associated mobile sites and applications, and the 1-800-SEND-FTD and various other telephone numbers; and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk and www.interflora.ie websites, associated mobile sites, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Consumer, International, and Provide Commerce segments is tracked for each segment in their local currency, the U.S. Dollar for the Consumer and Provide Commerce segments, and the British Pound (“GBP”) for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues received from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

Non-GAAP Measures

(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income before net interest expense, provision (benefit) for income taxes, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and impairment of goodwill, intangible assets and long-lived assets.

Litigation and dispute settlement charges or gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees.

The Company’s definition of Adjusted EBITDA may be modified from time to time. Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization, and stock-based compensation) and (ii) expenses that are not reflective of the Company’s core operations, this measure provides investors with additional useful information to measure the Company’s financial performance, particularly with respect to changes in performance from period to period. Management uses Adjusted EBITDA to measure the Company’s performance. The Adjusted EBITDA metric also is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility. The Company also uses this measure as a basis in determining certain incentive compensation targets for certain members of the Company’s management.

Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable.

An additional limitation associated with the use of this measure is that the term “Adjusted EBITDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net income, directly ahead of Adjusted EBITDA within this and other financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net income is provided in the accompanying tables. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.

(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid for litigation and dispute settlement charges or gains, and cash paid for restructuring and other exit costs. Beginning with the quarter ended March 31, 2015, when presenting the Free Cash Flow metric, the Company is no longer further adjusting to exclude the change in intercompany payable to United Online, Inc. and the change in current income taxes payable. The Company believes that these further adjustments no longer provide investors with meaningful information as such adjustments related to the Company’s former status as a wholly-owned subsidiary of United Online, Inc.

(7) Adjusted Net Income. The Company defines Adjusted Net Income as net income excluding the after tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and loss on extinguishment of debt.

Contacts

Investor Relations:
Jandy Tomy
630-724-6984
ir@ftdi.com

Media Inquiries:

Amy Toosley

858-638-4648

pr@ftdi.com

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended
	March 31,
	2015	2014

Revenues:
Consumer segment	$88,070	$87,616
Florist segment	46,004	46,110
International segment	55,256	60,997
Provide Commerce segment	183,236	—
Intersegment eliminations	(4,785)	(4,870)
Total revenues	367,781	189,853

Operating expenses:
Cost of revenues	236,425	123,489
Sales and marketing	76,412	30,528
General and administrative	33,135	15,898
Amortization of intangible assets	15,401	4,412
Restructuring and other exit costs	2,168	—
Total operating expenses	363,541	174,327

Operating income	4,240	15,526
Interest expense, net	(2,308)	(1,238)
Other (expense) income, net	(11)	386

Income before income taxes	1,921	14,674
(Benefit) provision for income taxes	(113)	5,054

Net income	$2,034	$9,620

Earnings per common share:
Basic earnings per share	$0.07	$0.50
Diluted earnings per share	$0.07	$0.50

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2015	December 31, 2014
ASSETS

Cash and cash equivalents	$76,390	$95,595
Accounts receivable, net	37,753	32,753
Inventories	29,732	28,342
Deferred tax assets, net	17,435	17,233
Property and equipment, net	70,991	63,607
Intangible assets, net	386,789	435,653
Goodwill	640,897	632,212
Other assets	44,637	47,218
Total assets	$1,304,624	$1,352,613

LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$168,339	$161,584
Debt	315,000	340,000
Deferred tax liabilities, net	138,537	149,834
Other liabilities	31,828	35,982
Total liabilities	653,704	687,400
Total equity	650,920	665,213
Total liabilities and equity	$1,304,624	$1,352,613

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended
	March 31,
	2015	2014

Cash flows from operating activities:
Net income	$2,034	$9,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,755	6,927
Stock-based compensation	1,942	1,662
Provision for doubtful accounts receivable	285	358
Accretion of discounts and amortization of deferred financing and debt issue costs	340	193
Deferred taxes, net	(4,833)	(1,908)
Excess tax benefits from equity awards	(390)	(327)
Other, net	52	(6)
Changes in operating assets and liabilities, net of Acquisition-related purchase accounting adjustments:
Accounts receivable, net	(4,439)	(7,428)
Inventories	(2,330)	2,235
Other assets	4,325	1,130
Accounts payable and accrued liabilities	125	(4,732)
Income taxes payable	2,579	5,910
Other liabilities	1,496	1,881
Net cash provided by operating activities	21,941	15,515

Cash flows from investing activities:
Purchases of property and equipment	(3,602)	(1,498)
Net cash used for investing activities	(3,602)	(1,498)

Cash flows from financing activities:
Payments on long-term debt	(25,000)	—
Proceeds from exercises of stock options	7	—
Repurchases of common stock	(12,012)	(1,167)
Excess tax benefits from equity awards	390	327
Net cash used for financing activities	(36,615)	(840)

Effect of foreign exchange rate changes on cash and cash equivalents	(929)	(13)

Change in cash and cash equivalents	(19,205)	13,164

Cash and cash equivalents, beginning of period	95,595	48,162

Cash and cash equivalents, end of period	$76,390	$61,326

Supplemental cash flow information:

Cash paid for interest	$2,156	$1,204
Cash paid for income taxes, net	1,849	1,533
Cash paid for restructuring and other exit costs	18	104
Cash paid for legal settlements	—	35
Cash paid for transaction-related costs	3,118	176

FTD COMPANIES, INC.

UNAUDITED SEGMENT INFORMATION

(in thousands, except average order values, average revenues per member and average currency exchange rates)

	Quarter Ended
	March 31,
	2015	2014

Consumer:
Segment revenues	$88,070	$87,616
Segment operating income (1)	$7,470	$8,090
Consumer orders (2)	1,168	1,199
Average order value (3)	$71.39	$69.08

Florist:
Segment revenues	$46,004	$46,110
Segment operating income (1)	$14,147	$13,168
Average revenues per member (4)	$3,619	$3,377

International:
Segment revenues	$55,256	$60,997
Segment operating income (1)	$7,977	$8,034
Consumer orders (2)	887	921
Average order value (in GBP) (3)	£33.77	£33.47
Average order value (in USD) (3)	$51.08	$55.47
Average currency exchange rate: GBP to USD	1.51	1.66

Provide Commerce:		(see Note below)
Segment revenues	$183,236	$192,055
Segment operating income (1)	$8,912	$10,445
Consumer orders (2)	3,579	3,804
Average order value (3)	$50.77	$50.07

Note:  The results of operations for Provide Commerce for the quarter ended March 31, 2014 set forth above were derived from the unaudited pre-acquisition results of operations of Provide Commerce. These pre-acquisition results of operations of Provide Commerce have been included herein for informational purposes only and do not purport to be indicative of the results of future operations of the Provide Commerce segment or the results that would have actually been attained had the Acquisition been completed on January 1, 2014.

FTD COMPANIES, INC.

UNAUDITED RECONCILIATIONS

(in thousands)

The following tables contain reconciliations of Adjusted EBITDA, Free Cash Flow, and Adjusted Net Income to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME TO NET INCOME

AND NET INCOME TO ADJUSTED EBITDA

	Quarter Ended
	March 31,
	2015	2014
Segment Operating Income (1) :
Consumer	$7,470	$8,090
Florist	14,147	13,168
International	7,977	8,034
Provide Commerce	8,912	—
Unallocated expenses	(13,511)	(6,839)
Depreciation and amortization	(20,755)	(6,927)
Operating income	4,240	15,526

Interest expense, net	(2,308)	(1,238)
Other (expense) income, net	(11)	386
(Benefit) provision for income taxes	113	(5,054)
Net income (GAAP basis)	$2,034	$9,620

Net income (GAAP basis)	$2,034	$9,620
Interest expense, net	2,308	1,238
(Benefit) provision for income taxes	(113)	5,054
Depreciation and amortization	20,755	6,927
Stock-based compensation	1,942	1,662
Transaction-related costs	4,155	—
Litigation and dispute settlement charges	—	730
Restructuring and other exit costs	2,168	—
Adjusted EBITDA (5)	$33,249	$25,231

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended
	March 31,
	2015	2014

Net cash provided by operating activities (GAAP basis)	$21,942	$15,515
Capital expenditures	(3,602)	(1,498)
Cash paid for transaction-related costs	3,118	176
Cash paid for litigation and dispute settlement charges	—	35
Cash paid for restructuring and other exit costs	18	104
Free Cash Flow (6)	$21,476	$14,332

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

	Quarter Ended
	March 31,
	2015	2014

Net income, as reported (GAAP basis)	$2,034	$9,620
Stock-based compensation	1,942	1,662
Amortization of intangible assets	15,401	4,412
Transaction-related costs	4,155	—
Litigation and dispute settlement charges	—	730
Restructuring and other exit costs	2,168	—
Income tax effect of adjustments to net income	(9,114)	(2,451)
Adjusted Net Income (7)	$16,586	$13,973